Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated January 13, 2016 with respect to the combined balance sheets of the Private Brands Business, a subsidiary of ConAgra Foods, Inc., as of May 31, 2015 and May 25, 2014, and the related combined statements of operations, comprehensive income (loss), invested equity, and cash flows for fiscal years then ended and for the four-month period ended May 26, 2013 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KMPG LLP

Omaha, Nebraska

March 23, 2018